EXHIBIT 2
PRESS RELEASE
Lafarge Owns 100% of Lafarge North America
Tuesday May 16, 4:29 pm ET
PARIS, May 16 /CNW Group/
Lafarge, the world leader in building materials, has today announced that it has successfully completed its acquisition of the remaining shares of Lafarge North America (NYSE & TSX: LAF) that it did not acquire previously through its tender offer that expired on May 12, 2006. The acquisition was made by way of a short-form merger with one of its wholly-owned subsidiaries, and the merger was effective prior to the close of business on May 16, 2006. Lafarge now owns 100% of the shares of Lafarge North America (“LNA”).
Shareholders of LNA who did not tender their shares will receive $85.50 as a result of the short-form merger, and will not receive the dividend previously announced and payable to shareholders of record as of the close of business on May 16.
As the result of the merger, exchangeable preference shares of Lafarge Canada that were not tendered pursuant to a tender offer for such shares that also expired on May 12, 2006 will no longer be exchangeable for shares of LNA, but will be exchangeable for $85.26. Record holders of exchangeable preference shares as of the close of business on May 16, 2006 will be entitled to receive a dividend of $0.24 per share payable on June 1, 2006.
LNA has delivered notices to the United States Securities and Exchange Commission requesting the deregistration of LNA shares and to the New York Stock Exchange and the Toronto Stock Exchange requesting the delisting of LNA shares. Exchangeable preference shares of Lafarge Canada will continue to be listed on the Toronto Stock Exchange.
NOTE TO EDITORS
Lafarge is the world leader in building materials, with top-ranking positions in all four of its businesses: Cement, Aggregates & Concrete, Roofing and Gypsum. With 80,000 employees in 76 countries, Lafarge posted sales of Euros 16 billions in 2005.
Lafarge has been committed to sustainable development for many years, pursuing a strategy that combines industrial know-how with performance, value creation, respect for employees and local cultures, environmental protection and the conservation of natural resources and energy. Lafarge is the only company in the construction materials sector to be listed in the 2006 ‘100 Global Most Sustainable Corporations in the World’. To make advances in building materials, Lafarge places the customer at the heart of its concerns. It offers the construction industry and the general public innovative solutions bringing greater safety, comfort and quality to their everyday surroundings.

Lafarge North America is one of the largest publicly traded construction materials providers in North America. Lafarge North America is now a 100%-owned subsidiary of Lafarge.

Contacts

COMMUNICATIONS:	INVESTOR RELATIONS:

Stéphanie Tessier	Yvon Brind’Amour
33-1 44-34-92-32	33-1 44-34-11-26
stephanie.tessier@lafarge.com	yvon.brindamour@lafarge.com

Louisa Pearce-Smith	Danièle Daouphars
33-1 44-34-18-18	33-1 44-34-11-51
louisa.pearce-smith@lafarge.com	daniele.daouphars@lafarge.com

Lucy Wadge	Stéphanie Billet
33-1 44-34-19-47	33-1 44-34-94-59
lucy.wadge@lafarge.com	stephanie.billet@lafarge.com
Statements made in this press release that are not historical facts, with respect to the benefits and value creation of the transaction, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: whether the conditions of the tender offer will be satisfied; the cyclical nature of the Company’s business; national and regional economic conditions in the countries in which the Company does business; currency fluctuations; seasonal nature of the Company’s operations; levels of construction spending in major markets and, in particular, in North America; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s public filings with the French Autorité des Marchés Financiers and the US Securities and Exchange Commission including the Company’s Reference Document and Annual Report on Form 20-F. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business throughout the world. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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